                                                                   EXHIBIT 99.1


APRIL 12, 2002

DEAN FOODS COMPANY ANNOUNCES RETIREMENT OF HOWARD DEAN

Dallas, April 12 /PRNewswire-FirstCall/ -- Dean Foods Company (NYSE: DF), the nation's leading dairy processor, announced today the retirement of Howard M. Dean, Chairman of Dean Foods. Mr. Dean will retire on April 12, 2002 as both Director and as Chairman of the Board of Directors of Dean Foods.

Mr. Dean has worked for Dean Foods Company for 37 years and served as President from 1970 to 1988, Chairman and Chief Executive Officer from 1988 through 2001. Mr. Dean said, "I am looking forward to an active retirement, and I wish the new Dean Foods Company success as it continues to grow and prosper as a major food and beverage company."

Mr. Gregg Engles, current Chief Executive Officer and Vice Chairman of the Board of Directors of Dean Foods, will succeed Dean as Chairman. Mr. Engles remarked, "We are very grateful for Howard Dean's leadership and assistance through the closing of the merger of Dean Foods and Suiza Foods and through the critical initial phase of the integration of our two great companies. Howard has led the dairy industry through a period of tremendous change and has played a critical role in changing the milk business for the better."

Dean Foods Company is one of the nation's leading food and beverage companies. The company produces a full line of company-branded and private label dairy products such as milk and milk-based beverages, ice cream, coffee creamers, half and half, whipping cream, whipped toppings, sour cream, cottage cheese, yogurt, dips, dressing and soy milk. The company is also a leading supplier of pickles and other specialty food products, juice, juice drinks and water. The company operates over 120 plants in 38 states and 3 countries, and employs more than 30,000 people.

     Contact:  Cory Olson
               Senior Vice President and Treasurer
               (214) 303-3645